UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 8, 2011

NORTHERN OIL AND GAS, INC.
(Exact name of Registrant as specified in its charter)

Minnesota	001-33999	95-3848122
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

315 Manitoba Avenue – Suite 200 Wayzata, Minnesota	55391
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (952) 476-9800

[Missing Graphic Reference]

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 9, 2011, Northern Oil and Gas, Inc. (the “Company”) announced the hiring and appointment of Thomas W. Stoelk to serve as Chief Financial Officer of the Company, effective as of December 12, 2011 (the “Effective Date”).

Mr. Stoelk, 56, joins the Company after having served since June 2005 as Vice President and Chief Financial Officer of Superior Well Services, Inc., an oil and gas well service company traded on NASDAQ until its sale in 2010 to Nabors Industries.  Previously, Mr. Stoelk served as Senior Vice President and Chief Financial Officer of Great Lakes Energy Partners, LLC, an independent oil and gas producer, from 1999 to 2005. From 1994 to 1999, Mr. Stoelk served as Senior Vice President, Finance & Administration of Range Resources Corporation, an independent oil and gas producer listed on the New York Stock Exchange. Prior to joining Range Resources, Mr. Stoelk was a Certified Public Accountant and a Senior Manager with Ernst & Young LLP.

The Company entered into an Employment Agreement with Mr. Stoelk as of the Effective Date.  Pursuant to the Employment Agreement, Mr. Stoelk is entitled to receive an annual base salary of $275,000.  Mr. Stoelk will also be eligible to receive bonus compensation at the discretion of our compensation committee based upon meeting or exceeding performance objectives, with a target annual bonus equal to 100% of his annualized salary.  Upon his hire, Mr. Stoelk will receive a restricted stock grant of 10,000 shares of the Company’s common stock, cliff vesting after two years.  In addition, Mr. Stoelk will be eligible to receive an additional long-term equity award at the end of 2012 at the discretion of our compensation committee based upon meeting or exceeding performance objectives, with a target long-term incentive grant valued at 100% of his annualized salary.  Mr. Stoelk’s Employment Agreement has a four year term, although his employment with the Company is entirely “at will.”  In the event Mr. Stoelk’s employment with the Company is terminated by the Company without cause (as defined in the Employment Agreement), or by Mr. Stoelk for good reason (as defined in the Employment Agreement), Mr. Stoelk will be entitled to a lump sum payment equal to two times his annualized salary and continuation benefits coverage paid by the Company for one year.  The Employment Agreement also contains provisions prohibiting Mr. Stoelk from competing with the Company or soliciting any employees of the Company for a period of one year following termination of his employment, unless such termination is by the Company without cause.

In the event of a change-in-control (as defined in the Employment Agreement), all of Mr. Stoelk’s outstanding equity awards will immediately vest in full.  In addition, in the event Mr. Stoelk’s employment with the Company is terminated within 24 months following a change-in-control either by the Company without cause or by Mr. Stoelk for good reason, Mr. Stoelk will be entitled to a lump sum payment equal to two times his annualized salary and continuation benefits coverage paid by the Company for one year.

The foregoing description of the terms of the Employment Agreement is a summary and is qualified by reference to the Employment Agreement included as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated into this Item 5.02 by reference.

Mr. Stoelk succeeds Chad D. Winter, who will remain with the Company in the role of Vice President of Finance effective as of the Effective Date.  In connection with this change, Mr. Winter and the Company have entered into an Amended and Restated Employment Agreement that replaces in its entirety his prior Employment Agreement. Pursuant to the Amended and Restated Employment Agreement, Mr. Winter will continue to receive his current base salary, and all vesting dates of securities held by Mr. Winter previously scheduled for on or after January 1, 2012 will be delayed by one year. The foregoing description of the terms of the Amended and Restated Employment Agreement is a summary and is qualified by reference to the Amended and Restated Employment Agreement included as Exhibit 10.2 to this Current Report on Form 8-K, and incorporated into this Item 5.02 by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, by and between Northern Oil and Gas, Inc. and Thomas W. Stoelk, dated November 8, 2011.
10.2	Amended and Restated Employment Agreement, by and between Northern Oil and Gas, Inc. and Chad D. Winter, dated November 8, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2011	NORTHERN OIL AND GAS, INC. By/s/ Erik J. Romslo Erik J. Romslo Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Title of Document	Method of Filing
10.1	Employment Agreement, by and between Northern Oil and Gas, Inc. and Thomas W. Stoelk, dated November 8, 2011.	Filed Electronically
10.2	Amended and Restated Employment Agreement, by and between Northern Oil and Gas, Inc. and Chad D. Winter, dated November 8, 2011.	Filed Electronically